Exhibit 10.2.

THIRD AMENDMENT TO REPUBLIC BANK BUILDING LEASE

This Third Amendment dated effective May 1, 2003, is made to the Republic Bank Building Lease dated August 1, 1999, as amended, between Jaytee Properties, a Kentucky general partnership, hereinafter referred to as “Landlord” and Republic Bank & Trust Company, hereinafter referred to as the “Tenant”.  As parties hereto, Landlord and Tenant hereby agree to further modify and amend their original Lease Agreement, as amended, as hereafter set forth.

Landlord and Tenant agree that the following terms of the Lease shall be amended to add an additional 10,000 square feet under the Lease.  The Tenant shall pay for all TI associated with the additional space.  The term shall be a 6 year, 2 month term beginning on May 1, 2003 extending to July 31, 2009 with one 5 year option to renew at the same rental rate plus CPI as set forth in the original Lease.  Rent shall be increased by $13,333.33, ($16.00 per square foot), per month effective May 1, 2003 and continue in accordance with the terms of that original lease, as amended, referenced herein, except as otherwise provided under this Third Amendment.  More specifically, the Lease shall be amended as follows:

ARTICLE I.  PREMISES

SECTION 1.  Tenant leases from Landlord and Landlord leases to Tenant the following additional premises (hereinafter called the “Premises”):

Being an additional 10,000 square feet of office space located on the second floor in the Republic Bank Building (hereinafter called “the Building”) located at 9600 Brownsboro Road, Jefferson County, Ky.

Article II, TERM, is hereby amended to include the following:

As to the 10,000 square feet on the second floor of the Premises, with an initial term commencing on May 1, 2003 and terminating on July 31, 2009, Tenant shall have one option to renew the Lease for an additional five-year period.  The option shall be for the sum of Thirteen thousand three hundred thirty-three and 33/100 dollars ($13,333.33) per month plus a rent adjustment proportionate to the increase in the Consumer Price Index for all urban consumers during the initial term of the 10,000 square feet located on the second floor of the Premises pursuant to this Lease.  Tenant shall notify Landlord of Tenant’s intent to exercise this option herein provided within 90 days of the expiration of the initial term of the additional space referenced in this paragraph.

ARTICLE III.  RENT AND OPERATING EXPENSES

SECTION 1.  Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as monthly rental for the Premises as of the effective date of this Third Amendment, the sum of $16,819.00, plus $13,333.33 for the additional space referenced herein, for a total rental payment of $30,152.33.  Tenant shall be responsible for the cost of Tenant Improvements and accepts the space as is.

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The terms and provisions of the original lease, as amended, shall continue in full force and effect except as modified and amended herein.

JAYTEE PROPERTIES

By:	/s/ Steven E. Trager

REPUBLIC BANK & TRUST COMPANY

By:	/s/ Kevin Sipes

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